Exhibit 99

W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
REPORTS AN INCREASE OF 28% IN NET INCOME
FOR THE SECOND QUARTER ENDED JUNE 30, 2003

Mayagüez, Puerto Rico, July 17, 2003. W HOLDING COMPANY, INC. (NYSE: “WHI”), the financial holding company of WESTERNBANK PUERTO RICO, reported today results for the three and six months ended June 30, 2003.

W Holding reported a net income of $25.7 million or $0.31 earnings per basic common share ($0.30 on a diluted basis) for the second quarter ended June 30, 2003, as compared to net income for the comparable quarter of 2002 of $20.1 million or $0.27 earnings per basic and diluted common share, an increase of $5.6 million or 28%. This very strong increase in net earnings includes an additional charge of $7.0 million ($5.2 million net of tax) resulting from the liquidation of the Company’s portfolio of corporate bond and loan obligations (“CBO’s” and “CLO’s”) on June 6, 2003, as previously reported.

For the six months ended June 30, 2003, W Holding reported a net income of $40.5 million or $0.47 earnings per basic common share ($0.46 on a diluted basis), as compared to net income of $38.0 million or $0.50 earnings per basic and diluted common share for the same period in 2002, an increase of $2.6 million or 7%. W Holding achieved such increase in earnings eventhough the six months results include a total charge of $22.7 million ($17.0 million net of tax) on the Company’s investment in CBO’s and CLO’s .

The following table provides a reconciliation of net income as reported to net income excluding the charge regarding the Company’s investment made during 1999 and 2000 in CBO’s and CLO’s for the periods indicated:

	June 30, 2003

	Three months	Six months

	(In millions)
Net income as reported	$25.7	$40.5
Plus: Loss on impairment and final sale of CBO’s and CLO’s investment portfolio (net of tax)	5.2	17.0

Non-GAAP net income (excluding special charge)	$30.9	$57.5

Increase over comparable 2002 periods	54%	52%

Commenting on the financial results of the Company, Mr. Frank C. Stipes, Chairman of the Board, President and Chief Executive Officer, stated: “Our strong financial results and sustained performance are a definite indication of what we have been saying all along; our core business is extremely sound, very strong and the foundation on which we operate without depending on nonrecurring or extraordinary gains to make our numbers. Our core earnings growth is so robust that in spite of the specific charge we took to earnings during the first and second quarters of 2003, we are now at mid-year and comfortably above last year numbers to this date, having the rest of year 2003 to produce, generate and perform the quality results we have forecasted. It is quite simple to see through our strong numbers, which include the charges reported before, and recognize our ever consistent growth in earnings, quality of assets and sustained performance. Our results for the quarter and the six months ended June 30, 2003, excluding the $22.7 million ($17.0 million net of tax), of which $7.0 million ($5.2 million net of tax) are reported in this quarterly period, is indicative of our financial performance, that would have resulted in a net income of $30.9 million and $57.5 million, respectively, representing increases in earnings to the comparable periods of 54% and 52% for the three and six month periods ended June 30, 2003, respectively, none of which were or are dependent on non recurring sales of assets, partial liquidation of portfolios but core operational results which are very strong numbers, to say the least. Our net interest income grew $16.1 million or 40.39% and $28.4 million or 37.00%, for the three and six months ended June 30, 2003, when compared to the same periods in year 2002, solid numbers considering the backdrop of the current low interest rate environment. Our net interest margin for the three and six month periods ended June 30, 2003 also increased by 26 and 17 basis points, when compared to the same periods in prior year. We were able to accomplish this through increased market share and very impressive growths in volumes in our asset side, primarily in our loan and investment portfolios, coupled with an excellent management of our liability and operating costs.”

During the three and six months periods net income increased by $5.6 million or 27.83% and $2.6 million or 6.77%, strong increases considering the $7.0 million ($5.2 million net of tax) charge recognized during the second quarter and the $15.7 million ($11.8 million net of tax) charge recognized in the first quarter, both related to our investment in CBO’s and CLO’s. The combined $22.7 million ($17.0 million net of tax) loss resulted from the impairment losses recorded on March 31, 2003, adjusting the fair value of the entire portfolio with an original total investment of $62.9 million to $45.4 million, and a $7.0 million ($5.2 million net of tax) additional loss on the final liquidation of the entire portfolio on June 6, 2003.

Mr. Stipes further said: “It was a direct and voluntary management’s decision to take this action, conservatively and proactively to remove from the balance sheet all exposure to CBO’s and CLO’s, and at the same time eliminate the possibility of future charges to earnings, without dissimulating or disappearing the loss or potential loss with a combined sale of assets or securities, as our strong balance sheet and core generation of income requires non of that. Even considering this isolated event, which does not have in any way an impact in the core banking thrust and performance, going forward we expect to exceed comfortably $100 million in net earnings during 2003 and accordingly reach our goal of $10.0 billion in total assets. Our asset quality continues to be among the strongest within our peer group, as well as our non-performing loans and net charge-offs remain within our estimates, particularly considering the economic recession and global developments. We continue to expand full steam ahead in the

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San Juan Metropolitan area, with new clients, business and financial activities filling our pipeline which is in high gear and growing soundly and strongly. As a matter of fact, Mr. Stipes indicated that in the first 15 days of July, there are approximately $150.0 million in new loans to be closed.”

The return on assets (ROA) and the return on common stockholders’ equity (ROCE) for the second quarter were 1.12% and 22.41%, respectively, compared to 1.17% and 30.07% for the same period in 2002. For the six months ended June 30, 2003, the ROA and the ROCE were 0.92% and 17.09%, respectively, compared to 1.18% and 28.52%, for the same period in prior year. These ratios are within management’s expectations considering the strong growth in assets, the additional capital infusion, the significant resources invested in new areas of business and the charge to earnings during both periods explained before.

At June 30, 2003, driven by strong increases in W Holding activities, total assets ended at $9.5 billion, breaking the $9 billion mark. Total assets grew $1.3 billion or 15.77%, up from $8.2 billion at December 31, 2002. The investment portfolio increased $710.6 million or 16.99%, from $4.2 billion at December 31, 2002, to $4.9 billion in 2003. Loans receivable-net, grew by $501.7 million or 13.36%, resulting from the Company’s continued strategy of growing its loan portfolio through commercial real estate, asset-based and other commercial loans, as well as its consumer loan portfolios.

On a year to year basis, total assets grew $2.5 billion or 35.82% from $7.0 billion at June 30, 2002. The investment portfolio increased $1.4 billion or 38.44% from $3.5 billion as of June 30, 2002, while loans receivable-net, grew by $1.0 billion or 32.26% for the same period.

Stockholders’ equity increased to $710.6 million as of June 30, 2003, compared to $584.7 million as of December 31, 2002. Such increase resulted from the combination of the issuance of 4,232,000 shares of the Company’s Series F Preferred Stock completed in June 2003, providing a net capital infusion of $102.2 million, plus the net income generated for the six months ended June 30, 2003, partially offset by dividends paid during the six month period ended June 30, 2003 of $9.0 million and $8.6 million on our common and preferred stock, respectively, and a decrease of $126,000 in other comprehensive loss. The period-end number of common shares outstanding increased from 68,346,306 as of December 31, 2002 to 68,647,175 as of June 30, 2003, as a result of the conversion of 201,594 shares of the Company’s convertible preferred stock series A, into 300,869 shares of the Company’s common stock.

Net Interest Income

Net interest income for the second quarter ended June 30, 2003 was $55.8 million, an increase of $16.1 million or 40.39%, from $39.8 million for the same period of last year. Average interest-earning assets for the second quarter of 2003 increased by $1.8 billion, compared to the same quarter the previous year, mainly driven by a rise in the average loan portfolio of $847.5 million, particularly in the commercial real estate, other commercial loans and the consumer loan portfolios. In addition, the average investment portfolio increased by $992.1 million, mainly U.S. Government and agencies obligations and mortgage-backed securities. For the six months

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ended June 30, 2003, net interest income increased from $76.7 million to $105.0 million, an increase of $28.4 million or 36.98%, primarily supported by an increase in average interest-earning assets of $1.9 billion or 27.94%. Average yields decreased from 5.45% to 5.04% and from 5.57% to 5.08%, for the second quarter and six months ended June 30, 2003, respectively. The decrease in average yields was primarily due to a drop in market interest rates during both periods affecting our loan repricing, primarily our commercial loan portfolio with floating rates and the reinvestment rates on matured, called and purchased securities. However, these decreases were more than offset by decreases in our costs of funds during both periods.

We continue to manage our liability costs carefully, decreasing the overall cost of rates paid from 3.39% to 2.64%, and from 3.46% to 2.75% for the quarter and six month periods ended June 30, 2003, respectively, while continuing to offer competitive rates completely offsetting our decreases in the yields of our interest earning assets. Notwithstanding, the impact of the strong growth in average interest-earning assets in both periods was in part offset by an increase in the average interest-bearing liabilities of $1.8 billion or 28.16% and $1.8 billion or 28.92%, for the second quarter of 2003 and the six months ended June 30, 2003, respectively. Interest-bearing deposits grew in average by $970.5 million and $1.0 billion during the second quarter and the six months ended June 30, 2003, respectively, while other borrowings in average (mainly securities sold under agreements to repurchase) rose by $851.2 million and $765.9 million for the same periods.

Net Interest Margin

Our net interest margin increased 26 basis points during the second quarter of 2003 to 2.55% from 2.29% in the second quarter of 2002. On a linked quarterly comparison, our net interest margin also increased by 9 basis points from 2.46% in the first quarter of 2003 and 17 basis points from 2.38% in the fourth quarter ended December 31, 2002. We achieved these increases in spite of industry wide interest margin compression pressures. Although our average yield on interest-earning assets decreased during this quarter, the decrease in our liability costs more than offset the effect of such reduction.

Under a flat interest rate scenario for the remaining two quarters of year 2003, based on our asset and liability composition as of June 30, 2003, we estimate our net interest margin will remain relatively stable within a range of 2.45% to 2.52% during said period. Assuming an instantaneous 50 basis points decrease in the fed funds rate, we estimate our net interest margin will fall slightly to within a range of 2.36% to 2.41% during said period. Assuming a 50 basis points increase in the fed funds rate, we estimate our net interest margin will also remain stable within a range of 2.45% to 2.51%. Futhermore, a 100 basis points increase in the fed funds rate will cause our net interest margin to fluctuate between a range of 2.42% to 2.59%. The lower and higher values of such range meaning the lowest and highest net interest margin for the remaining quarters of year 2003.

Attached as Exhibits IIIa, IIIb and IIIc are supplemental unaudited data schedules providing additional information on the net interest margin including average balances and average rates

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for both interest-earning assets and interest-bearing liabilities, as well as changes in volumes and rates for the periods presented.

Other Income

Other income was $735,000 and $7.1 million for the three and six month periods ending June 30, 2003, compared to $5.3 million and $10.9 million for the same periods last year. The primary reason for the decrease during the quarter ended June 30, 2003 was the net loss on sales and valuation of loans, securities and other assets of $7.0 million ($5.2 million net of tax) regarding our investments in CBO’s and CLO’s. However, the quarter also reflected increased service charges on deposit accounts and other fees as a result of the Company’s continued strategy to diversify and increase its fee income. Other factors included increases in fees associated to our trust division, insurance commissions earned by Westernbank Insurance Corp., a wholly-owned subsidiary of W Holding, and fees generated by our asset-based lending operation as well as strong increases in other areas resulting from the Company’s overall growing volume of business. The net effect of the above-mentioned factors, in addition to a slight increase in unrealized gain on derivative instruments, resulted in a net decrease in total other income of $4.6 million for the quarter ended June 30, 2003, when compared to same quarter in year 2002.

The decrease in other income (loss) for the six month period ended June 30, 2003, was mainly due to a net loss on sales and valuation of loans, securities and other assets of $22.7 million ($17.0 million net of tax) recorded during the period, also related to the CBO’s and CLO’s portfolio liquidated on June 6, 2003.

Operating Expenses

Total operating expenses increased $2.2 million or 12.27% for the three month period ended June 30, 2003, and $4.6 million or 13.41% for the six months ended June 30, 2003, when compared to the corresponding periods in 2002. Salaries and employees’ benefits accounted for the majority of such increase, rising $1.6 million or 24.05% for the second quarter of year 2003, and $3.6 million or 27.97% for the six months ended June 30, 2003, as compared to the corresponding periods in 2002. Such increases are attributed to the continued expansion of the Company, including increases in personnel, normal salary increases and related employee benefits. At June 30, 2003, the Company had 1,078 full-time employees, including its executive officers, an increase of 77 employees or 7.69%, since June 30, 2002. New personnel and additional infrastructure were added to support the continued expansion of the Company, largely related to the inception of Westernbank’s new division, Expresso of Westernbank, which accounted for 121 new employees at June 30, 2003.

Operating expenses, other than the salaries and employees’ benefits discussed above, increased $573,000 or 5.21% for the second quarter of 2003 and $992,000 or 4.63%, for the six months ended June 30, 2003, resulting mostly from increases in occupancy and equipment expenses, advertising, and other expenses, primarily associated with the new Expresso Division, launched in July 2002, as well as the costs associated with the additional investment in

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technology and general infrastructure to sustain and coordinate the Company’s expansion in all of its business areas.

The Company continued its strict cost control measures, maintaining operating expenses at adequate levels, further evidenced by its efficiency ratio of 31.46% achieved for the second quarter of year 2003 and 32.99% for the six months ended June 30, 2003, well below management’s long term target of 40% to 42%.

Asset Quality

W Holding asset quality continues to be strong and well over its peer group, as measured by our reserves to total loans, non-performing loans as a percentage of total loans and net-charge-offs to average loans. Also, credit quality overall continues to be very strong in spite of the present economic environment. Notwithstanding the Company’s aggressive market penetration, it continues to exercise conservative underwriting and sound, prudent and highly skilled management. W Holding is essentially a secured lender having 81% of its loan portfolio as of June 30, 2003 secured by real estate. The consumer loan portfolio, including the Expresso of Westernbank loan portfolio, had a total delinquency ratio, including the categories of 60 days and over of 1.22% at June 30, 2003, when compared to 1.23% for the comparable period in previous year. The commercial loan portfolio had a total delinquency ratio, including the categories of 60 days and over, of 0.99% (less than 1%); when compared to 0.61% reported for the year ago period, very strong ratios by any standard. Our combined delinquency on all portfolios, including the categories of 60 days and over, continues to be below our benchmark of 1% for both periods.

The provision for possible loan losses amounted to $6.6 million for the quarter ended June 30, 2003, up from $3.5 million for the same period in the previous year, an increase of $3.1 million or 90.28%. The allowance for possible loan losses amounted to $55.1 million as of June 30, 2003. The increase in the provision for loan losses is attributable to the overall growth in the loan portfolio, particularly of the Westernbank Business Credit division, which specializes in commercial business loans secured principally by accounts receivable, inventory and equipment, and for Expresso of Westernbank, which specializes in small, unsecured consumer loans up to $15,000 and collateralized consumer loans up to $75,000. Westernbank Business Credit loan portfolio grew to $656.7 million at June 30, 2003, an increase of $224.1 million or 51.80%, when compared to December 31, 2002, or an increase of $280.7 million or 74.65%, when compared to June 30, 2002. Expresso of Westernbank loan portfolio grew by $33.3 million, net of repayments or 28.60%, from $116.4 million at December 31, 2002, to $149.7 million at June 30, 2003. The Expresso of Westernbank division began operations in July 2002. As a result of the increase in both portfolios, the provision for loan losses for Westernbank Business Credit and Expresso of Westernbank divisions amounted to $2.1 million and $3.2 million, respectively, for the six months ended June 30, 2003, contributing to the increase of $5.7 million in the provision for loan losses between both periods. The average yields of Westernbank Business Credit and the Expresso of Westernbank loan portfolios were 5.40% and 18.90%, respectively, for the six months ended June 30, 2003.

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Non-performing loans stand at $32.2 million or 0.75% (less than 1%) of the Bank’s loan portfolio at June 30, 2003, up from 0.51% or an increase of $12.8 million, from $19.4 million as of December 31, 2002. Excluding real estate loans, these ratios were 0.03% and 0.09% at June 30, 2003 and December 31, 2002, respectively. The increase in non-performing loans primarily comes from the Company’s commercial and regular consumer loan portfolios. Non-performing loans on the commercial loan portfolio increased by $9.9 million, when compared to December 31, 2002. This increase is mostly attributed to seven commercial loans with principal balances of $1.6 million, $1.4 million, $1.3 million, $1.1 million, and three other loans with outstanding principal balances below $1.0 million, all of which are collateralized by real estate properties. At June 30, 2003, two of these loans with an outstanding balance of $1.6 million and $1.1 million, had an specific valuation allowance of $764,000 and $277,000, respectively. At June 30, 2003, the allowance for possible loan losses was 171.17% of total non-performing loans (reserve coverage), slightly lower than our previous reserve coverage ratio. However, of the total allowance, $4.8 million is our estimated allowance for specific reserved loans and the remaining $50.3 million is for our general and unallocated reserves.

Net charge-offs in the second quarter of 2003 were $3.0 million or 0.29% (annualized) to average loans, compared to $1.3 million or 0.28% (annualized) to average loans for the same period in 2002, an increase of $1.7 million or one basis point when compared to the same period in 2002. For the six month period ended June 30, 2003, net charge-offs amounted to $4.8 million, an increase of $2.9 million, when compared to $1.9 million in 2002. Both increases were primarily due to loans charged-off in the ordinary course of business on our commercial and consumer loan portfolios. The increase in commercial loans charged-off for the six months ended June 30, 2003, was primarily due to two loans charged-off with a principal balance of $699,000 and $165,000. The increase in consumer loans charged-off for the six month period ended June 30, 2003, was principally due to loans charged-off by the Expresso of Westernbank division. Loans charged-off associated to the Expresso of Westernbank Division amounted to $2.8 million or 4.05% (annualized) to average Expresso loans for the six months period ended June 30, 2003. Delinquencies on our newest Expresso of Westernbank division portfolio at June 30, 2003, were 1.21%, including the categories of 60 days and over. These ratios are within management’s estimates for the first year of operations of the Expresso of Westernbank division.

Total Investments, Loans and Deposits

In line with the Company’s long-standing policy of spreading risk, W Holding has continuously maintained a diversified asset base almost 50/50 between investments and lending. The investment portfolio stands at $4.9 billion at June 30, 2003, growing $710.6 million or 16.99% in comparison to December 31, 2002. Such growth is primarily focused on securities guaranteed by the United States Government and mortgage backed securities, both accounting for 56.57% and 29.44%, respectively, of our investment portfolio as of June 30, 2003. The investment portfolio at June 30, 2003, had an average contractual maturity of 59 months as of June 30, 2003. The Company’s interest rate risk model, takes into consideration the callable feature of certain investment securities. Given the present interest rate scenario, and taking into consideration the callable features of these securities, the investment portfolio as of June 30,

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2003, had a remaining average maturity of 10 months. However, no assurance can be given that such levels will be maintained in future periods.

W Holding loans receivable-net, grew 13.36% to $4.3 billion, compared to $3.8 billion at December 31, 2002, and 32.26% compared to $3.2 billion at June 30, 2002. The increase reflects the Company’s emphasis on continued growth in its loan portfolio through commercial real estate, asset-based, unsecured business and construction lending, as well as its consumer loan portfolios. As a result, the portfolio of real estate loans secured by first mortgages, increased from $2.4 billion as of June 30, 2002, to $2.7 billion as of December 31, 2002, further increasing to $3.0 billion as of June 30, 2003, an increase of $623.1 million or 26.21% on a year to year basis and $326.3 million or 12.20%, when compared to December 31, 2002. Commercial real estate loans secured by first mortgages increased from $1.4 billion as of June 30, 2002, to $1.6 billion as of December 31, 2002, an increase of $249.6 million or 17.84%. On a year to year basis commercial real estate loans grew by $567.1 million or 40.53%. Other loans portfolio, including commercial loans not collateralized by real estate, consumer loans (including the Expresso of Westernbank loans portfolio), loans on deposits and credit cards, increased from $884.5 million as of June 30, 2002, to $1.1 billion as of December 31, 2002, further increasing to $1.3 billion as of June 30, 2003, an increase of $243.3 million or 27.50%, and $183.3 million or 16.26%, respectively. Such increases were primarily driven by increases in Westernbank Business Credit loan portfolio, in addition to loans originated by Expresso of Westernbank since its inception in July 2002, both in line with the Company’s business strategy, as explained before. Attached as Exhibit IV is a supplemented unaudited data schedule providing additional information on W Holding loan portfolio.

As of June 30, 2003, total deposits reached $4.9 billion, from $4.3 billion at December 31, 2002, representing an increase of 13.46%, while securities sold under agreements to repurchase increased to $3.7 billion from $3.1 billion at December 31, 2002, an increase of 19.29%, in order to fund W Holding strong loans growth of 13.26%, investments growth of 16.99%, and total assets growth of 15.77%.

This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited; to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop.

W HOLDING COMPANY, INC. is the third largest public financial holding company headquartered in Puerto Rico, based on total assets. WESTERNBANK PUERTO RICO, operates throughout Puerto Rico through 51 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 at the San Juan Metropolitan area of Puerto Rico. W HOLDING COMPANY, INC. also owns Westernbank

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Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

Messrs. Frank C. Stipes, Freddy Maldonado and Ricardo Hernandez, Chief Executive Officer, Chief Financial Officer and the Company’s Comptroller, respectively, will discuss W HOLDING’s second quarter results via teleconference on Friday, July 18, 2003 at 10:00 AM (EST). Please register at https://ww4.premconf.com/PremCallAudRSVP?PPass=726866. You will be assigned a Personal Identification Number (PIN) that should be used in order to join the conference. Conference dial-in numbers: Toll Free: 800-207-0148 or 1-719-884-8877, if you can’t dial in with the toll-free number. Conference passcode: 726866

You may also contact any of the above officers at (787) 834-8000; or via internet at westernbank@wbpr.com or URL:http://www.w-holding.com

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EXHIBIT I

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	For The Three Months Ended		Six Months Ended

	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

		(Dollars in thousands, except per share data)
Income Statement Data
Loans, including loan fees	$68,235	$52,088	$131,654	$102,369
Investment securities	29,140	28,980	57,720	56,330
Mortgage-backed securities	8,898	11,973	17,648	21,843
Money market instruments	4,234	1,428	6,833	2,615

Total interest income	110,507	94,469	213,855	183,157

Deposits	29,447	28,684	58,944	55,583
Securities sold under agreements to repurchased	23,611	24,344	46,745	47,253
Advances from FHLB	1,480	1,546	3,009	3,075
Other borrowings	142	—	142	—
Term notes	—	129	—	584

Total interest expense	54,680	54,703	108,840	106,495
Net interest income	55,827	39,766	105,015	76,662

Provision for loan losses	6,597	3,467	12,825	7,091

Net interest income after provision for loan losses	49,230	36,299	92,190	69,571

Service charges on deposit accounts and other fees	6,995	5,052	13,091	10,334
Unrealized gain on derivative instruments	300	285	799	633
Net (loss) gain on sales and valuation of loans, securities, and other assets	(7,015)	1,093	(22,705)	1,183
Gain (loss) on trading account securities	455	(1,143)	1,701	(1,262)

Total other income (loss), net	735	5,287	(7,114)	10,888

Total net interest income and other income	49,965	41,586	85,076	80,459

Salaries and employees’ benefits	8,186	6,599	16,541	12,926
Equipment	2,280	2,401	4,396	4,667
Occupancy	1,722	1,355	3,267	2,671
Advertising	1,778	1,642	3,007	3,033
Printing, postage, stationery, and supplies	771	616	1,703	1,299
Telephone	567	469	1,138	970
Other	4,462	4,524	8,914	8,793

Total operating expenses	19,766	17,606	38,966	34,359

Income before provision for income taxes	30,199	23,980	46,110	46,100
Provision for income taxes	4,545	3,911	5,577	8,138

Net income	$25,654	$20,069	$40,533	$37,962

Net income attributable to common stockholders	$21,119	$16,742	$31,933	$31,308

Basic earnings per common share	$0.31	$0.27	$0.47	$0.50

Diluted earnings per common share	$0.30	$0.27	$0.46	$0.50

Cash dividends declared per common share (1)	$0.07	$0.05	$0.13	$0.11

Period end number of common shares outstanding	68,647,175	62,250,000	68,647,175	62,250,000

Weighted average number of common shares outstanding	68,520,185	62,250,000	68,434,781	62,250,000

Weighted average number of common shares outstanding on a fully diluted basis	71,358,790	62,971,831	69,747,066	62,863,106

Cash dividends declared on common shares	$4,632	$3,320	$8,961	$6,640

Preferred stock dividends	$4,535	$3,327	$8,600	$6,654

(1)	Cash dividends amounts in the table are rounded.

EXHIBIT II

W HOLDING COMPANY, INC.
FINANCIAL HIGHLIGHTS
(UNAUDITED)

Balance Sheet Data	June 30, 2003	December 31, 2002	June 30, 2002

	(In thousands)
At Period End

Cash and due from banks	$77,702	$76,080	$61,028
Securities purchased under agreements to resell	238,187	261,847	159,256
Fed funds sold	285,817	197,300	103,000
Due from brokers	65,452	—	—
Interest-bearing deposits in banks	19,271	17,459	23,900
Trading securities, at fair value	—	—	40,983
Investment securities available for sale, at fair value	101,197	160,887	528,970
Investment securities held to maturity at amortized cost	4,209,577	3,501,057	2,638,277
FHLB stock, at cost	38,450	43,322	39,676
Mortgage loans held for sale, at lower of cost or fair value	4,515	7,446	5,866
Loans — net	4,256,007	3,754,357	3,217,878
Accrued interest receivable	46,065	46,653	41,939
Premises and equipment	96,478	96,209	90,826
Other assets	60,218	42,460	42,128

Total Assets	$9,498,936	$8,205,077	$6,993,727

Deposits	4,877,152	4,298,744	3,791,773
Securities sold under agreements to repurchase	3,694,876	3,097,341	2,576,331
Advances from FHLB	120,000	120,000	120,000
Term notes	—	—	3,000
Mortgage note	37,420	37,822	37,986
Other liabilities	58,918	66,422	52,437

Total Liabilities	8,788,366	7,620,329	6,581,527

Stockholders’ equity	710,570	584,748	412,200

Total Liabilities and Stockholders’ Equity	$9,498,936	$8,205,077	$6,993,727

	Quarterly Averages (1)		Year to Date Averages (1)

Average Balances	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

		(In thousands)
Cash and due from banks	$77,428	$55,883	$76,891	$61,721
Securities purchased under agreements to resell	204,107	140,841	250,018	147,677
Fed funds sold	241,759	68,000	241,558	61,518
Due from brokers	32,726	—	32,726	—
Interest-bearing deposits in banks	21,027	27,498	18,365	25,057
Trading securities	—	20,536	—	22,796
Investment securities available for sale	99,569	632,051	131,042	405,326
Investment securities held to maturity	4,134,251	2,618,947	3,855,317	2,504,025
FHLB stock	39,129	39,669	40,886	39,063
Mortgage loans held for sale, at lower of cost or fair value	4,469	4,717	5,981	5,560
Loans — net	4,114,206	3,085,162	4,005,182	3,028,141
Accrued interest receivable	45,823	45,109	46,359	37,379
Premises and equipment	96,036	90,225	96,343	65,749
Other assets	62,064	37,913	51,339	36,949

Total Assets	$9,172,594	$6,866,551	$8,852,007	$6,440,961

Deposits	4,706,622	3,584,792	4,587,948	3,512,843
Securities sold under agreements to repurchase	3,597,404	2,638,013	3,396,108	2,317,988
Advances from FHLB	120,000	120,000	120,000	120,000
Term notes	—	23,000	—	23,000
Mortgage note	37,572	38,024	37,621	18,993
Other liabilities	60,239	59,524	62,671	48,082

Total Liabilities	8,521,837	6,463,353	8,204,348	6,040,906

Stockholders’ equity	650,757	403,198	647,659	400,055

Total Liabilities and Stockholders’ Equity	$9,172,594	$6,866,551	$8,852,007	$6,440,961

(1)	Averages have been computed using beginning and period-end balances.

EXHIBIT III a

W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
THREE MONTHS ENDED JUNE 30,
(UNAUDITED)

	2003			2002

		Average	Average		Average	Average
	Interest	balance(1)	Yield/Rate	Interest	balance(1)	Yield/Rate

			(Dollars in Thousands)
Normal spread:

Interest-earning assets:

Loans, including loan fees (2)	$68,235	$4,097,298	6.68%	$52,088	$3,249,758	6.43%

Mortgage and asset- backed securities (3)	8,898	831,004	4.29%	12,062	885,043	5.47%

Investment securities (4)	29,140	3,279,582	3.56%	28,891	2,560,093	4.53%

Money market instruments	4,234	586,941	2.89%	1,428	260,333	2.20%

Total	110,507	8,794,825	5.04%	94,469	6,955,227	5.45%

Interest-bearing liabilities:

Deposits	29,447	4,632,866	2.55%	28,684	3,662,343	3.14%

Securities sold under agreements to repurchase	23,611	3,506,936	2.70%	24,344	2,674,527	3.65%

Term notes	—	—	—	129	13,394	3.85%

Other borrowings	142	32,222	1.77%	—	—	—

Advances from FHLB	1,480	120,000	4.95%	1,546	120,000	5.17%

Total	54,680	8,292,024	2.64%	54,703	6,470,264	3.39%

Net interest income	$55,827			$39,766

Interest rate spread			2.40%			2.06%

Net interest-earning assets		$502,801			$484,963

Net yield on interest-earning assets (5)			2.55%			2.29%

Interest-earning assets to interest-bearing liabilities ratio		106.06%			107.50%

Tax equivalent spread:

Interest-earning assets	$110,507	$8,794,825	5.04%	$94,469	$6,955,227	5.45%

Tax equivalent adjustment	7,233	—	0.33%	5,442	—	0.31%

Interest-earning assets - tax equivalent	117,740	8,794,825	5.37%	99,911	6,955,227	5.76%

Interest-bearing liabilities	54,680	8,292,024	2.64%	54,703	6,470,264	3.39%

Net interest income	$63,060			$45,208

Interest rate spread			2.72%			2.37%

Net yield on interest - earning assets			2.88%			2.61%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Includes loans held for sale. Average loans exclude non-performing loans. Loans fees amounted to $2.2 million and $1.3 million for the three-months ended June 30, 2003 and 2002, respectively.

(3)	Includes mortgage-backed securities available for sale and for trading purposes.

(4)	Includes trading account securities and investments available for sale.

(5)	Net interest income divided by average interest-earning assets.

EXHIBIT III b

W HOLDING COMPANY, INC.
YIELDS EARNED AND RATES PAID
SIX MONTHS ENDED JUNE 30,
(UNAUDITED)

	2003			2002

		Average	Average		Average	Average
	Interest	balance(1)	Yield/Rate	Interest	balance(1)	Yield/Rate

	(Dollars in Thousands)
Normal spread:

Interest-earning assets:

Loans, including loan fees (2)	$131,654	$4,015,724	6.61%	$102,369	$3,089,225	6.68%

Mortgage and asset- backed securities (3)	17,648	811,425	4.39%	21,954	818,041	5.41%

Investment securities (4)	57,720	3,111,059	3.74%	56,219	2,482,948	4.57%

Money market instruments	6,833	549,353	2.51%	2,615	243,888	2.16%

Total	213,855	8,487,561	5.08%	183,157	6,634,102	5.57%

Interest-bearing liabilities:

Deposits	58,944	4,518,763	2.63%	55,583	3,491,032	3.21%

Securities sold under agreements to repurchase	46,745	3,340,202	2.82%	47,253	2,562,440	3.72%

Term notes	—	—	—	584	28,197	4.18%

Other borrowings	142	16,297	1.76%	—	—	—

Advances from FHLB	3,009	120,000	5.06%	3,075	120,000	5.17%

Total	108,840	7,995,262	2.75%	106,495	6,201,669	3.46%

Net interest income	$105,015			$76,662

Interest rate spread			2.33%			2.11%

Net interest-earning assets		$492,299			$432,433

Net yield on interest-earning assets (5)			2.50%			2.33%

Interest-earning assets to interest-bearing liabilities ratio		106.16%			106.97%

Tax equivalent spread:

Interest-earning assets	$213,855	$8,487,561	5.08%	$183,157	$6,634,102	5.57%

Tax equivalent adjustment	12,406	—	0.29%	9,841	—	0.30%

Interest-earning assets - tax equivalent	226,261	8,487,561	5.38%	192,998	6,634,102	5.87%

Interest-bearing liabilities	108,840	7,995,262	2.75%	106,495	6,201,669	3.46%

Net interest income	$117,421			$86,503

Interest rate spread			2.63%			2.41%

Net yield on interest - earning assets			2.79%			2.63%

(1)	Average balance on interest-earning assets and interest-bearing liabilities is computed using daily monthly average balances during the periods.

(2)	Includes loans held for sale. Average loans exclude non-performing loans. Loans fees amounted to $3.7 million and $2.7 million as of June 30, 2003 and 2002, respectively.

(3)	Includes mortgage-backed securities available for sale and for trading purposes.

(4)	Includes trading account securities and investments available for sale.

(5)	Net interest income divided by average interest-earning assets.

EXHIBIT III c

W HOLDING COMPANY, INC.
CHANGES IN YIELDS EARNED AND RATES PAID
(UNAUDITED)

	Three months ended June 30,			Six months ended June 30,

	2003 vs. 2002			2003 vs. 2002
	Volume	Rate	Total	Volume	Rate	Total

	(In thousands)
Interest income:

Loans (1)	$14,046	$2,102	$16,148	$30,363	$(1,078)	$29,285

Mortgage and asset-backed securities (2)	(701)	(2,462)	(3,163)	(176)	(4,130)	(4,306)

Investment securities (3)	1,021	(773)	248	5,247	(3,746)	1,501

Money market instruments	2,545	260	2,805	3,877	341	4,218

Total increase (decrease) in interest income	16,911	(873)	16,038	39,311	(8,613)	30,698

Interest expense:

Deposits	2,642	(1,879)	763	8,705	(5,343)	3,362

Securities sold under agreements to repurchase	(4,487)	3,753	(734)	(2,474)	1,965	(509)

Advances from FHLB	—	(66)	(66)	—	(66)	(66)

Other borrowings	—	142	142	—	142	142

Term notes	(128)	—	(128)	(584)	—	(584)

Total increase (decrease) in interest expense	(1,973)	1,950	(23)	5,647	(3,302)	2,345

Increase (decrease) in net interest income	$18,884	$(2,823)	$16,061	$33,664	$(5,311)	$28,353

(1)	Includes loans held for sale.

(2)	Includes mortgage-backed securities available for sale and trading securities.

(3)	Includes investments available for sale.

EXHIBIT IV

W HOLDING COMPANY, INC.
LOANS RECEIVABLE-NET
(UNAUDITED)

	June 30,	December 31,	June 30,
	2003	2002	2002

	(In thousands)
REAL ESTATE LOANS SECURED BY FIRST MORTGAGES:

Commercial real estate	$1,966,523	$1,648,994	$1,399,408

Conventional:

One-to-four family residences	821,262	827,902	798,562

Other properties	2,520	2,447	2,576

Construction and land acquisition	203,866	186,208	171,349

Insured or guaranteed — Federal Housing Administration, Veterans Administration, and others	18,954	17,201	15,207

Total	3,013,125	2,682,752	2,387,102

Plus (less):

Undisbursed portion of loans in process	(4,139)	(4,942)	(5,787)

Premium on loans purchased — net	1,257	1,485	1,727

Deferred loan fees — net	(10,295)	(5,624)	(6,177)

Total	(13,177)	(9,081)	(10,237)

Real estate loans — net	2,999,948	2,673,671	2,376,865

OTHER LOANS:

Commercial loans	505,667	382,416	309,921

Loans on deposits	31,058	32,803	33,816

Credit cards	56,436	56,658	59,461

Consumer loans	719,185	655,713	479,830

Plus (less):

Premium on loans purchased — net	2,753	3,225	3,697

Deferred loan fees — net and unearned interest	(3,950)	(3,015)	(2,204)

Other loans — net	1,311,149	1,127,800	884,521

TOTAL LOANS	4,311,097	3,801,471	3,261,386

ALLOWANCE FOR LOAN LOSSES	(55,090)	(47,114)	(43,508)

LOANS — NET	$4,256,007	$3,754,357	$3,217,878

EXHIBIT V

W HOLDING COMPANY, INC.
NON-PERFORMING LOANS AND FORECLOSED
REAL ESTATE HELD FOR SALE
(UNAUDITED)

	June 30, 2003	December 31, 2002	June 30, 2002

	(Dollars in thousands)
Residential real estate mortgage and construction loans	$2,847	$2,026	$2,423

Commercial, industrial and agricultural loans	23,516	13,567	9,431

Consumer loans	5,821	3,812	4,713

Total non-performing loans	32,184	19,405	16,567

Foreclosed real estate held for sale	4,554	3,679	5,866

Total non-performing loans and foreclosed real estate held for sale	$36,738	$23,084	$22,433

Interest which could have been recorded if the loans had not been classified as non-performing	$1,879	$1,102	$1,520

Interest recorded on non-performing loans	$228	$775	$133

Total non-performing loans as a percentage of loans receivable, including mortgage loans held for sale (1)	0.75%	0.51%	0.51%

Total non-performing loans and foreclosed real estate held for sale as a percentage of total assets (2)	0.39%	0.28%	0.28%

(1)	Computed using end of period loans.

(2)	Computed using end of period assets.

EXHIBIT VI

W HOLDING COMPANY, INC.
CHANGE IN ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

	June 30, 2003	December 31, 2002		June 30, 2002

	(Dollars in thousands)
Balance, beginning of year	$47,114	$38,364		$38,364

Loans charged-off:

Consumer loans	4,668 (1)	4,576		1,694

Commercial, industrial and agricultural loans	1,672	3,389	(2,3)	833

Real estate-mortgage and construction loans	63	—		—

Total loans charged-off	6,403	7,965		2,527

Recoveries of loans previously charged-off:

Consumer loans	365	858		341

Commercial, industrial and agricultural loans	965	584		211

Real estate-mortgage and construction loans	223	190		29

Total recoveries of loans previously charged-off	1,553	1,632		581

Net loans charged-off	4,850	6,333		1,946

Provision for loan losses	12,826	15,083		7,091

Balance, end of period	$55,090	$47,114		$43,509

Ratios:

Allowance for loan losses to total end of period loans	1.28%	1.24%		1.33%

Provision for loan losses to net loans charged-off	264.45%	238.17%		364.23%

Recoveries of loans to loans charged-off in previous period	19.50%	23.19%		8.26%

Net loans charged-off to average loans (4)	0.24%	0.19%		0.16%

Allowance for loan losses to non-performing loans	171.17%	242.80%		262.62%

(1)	Includes $2.8 million and $62,000 of Expresso of Westernbank charged-offs, as of June 30, 2003, and December 31, 2002, respectively.

(2)	Includes $505,000 of Westernbank Business Credit division, consisting of one loan originally acquired in the purchased loan portfolio from Congress Credit Corporation, a subsidiary of First Union National Bank N.A on June 15, 2001. This loan was fully reserved at the acquisition date.

(3)	Includes $1,100,000, consisting of one loan fully collateralized by real estate and charged-off for regulatory purposes.

(4)	Average loans were computed using beginning and ending balances.

EXHIBIT VII

W HOLDING COMPANY, INC.
SELECTED FINANCIAL RATIOS
(UNAUDITED)

	Three months ended		Six months ended

	June 30,		June 30,
	2003	2002	2003	2002

	(Dollars in thousands)
Per share data:

Dividend payout ratio	21.93%	19.83%	28.06%	21.21%

Book value per common share	$5.63	$3.72	$5.63	$3.72

Preferred stock outstanding at end of period	12,973,405	7,219,999	12,973,405	7,219,999

Preferred stock equity at end of period	$324,335	$180,500	$324,335	$180,500

Performance ratios:

Return on average assets (1)	1.12%	1.17%	0.92%	1.18%

Return on average common stockholders’ equity (1)	22.41%	30.07%	17.09%	28.52%

Efficiency ratio	31.46%	39.28%	32.99%	39.50%

Operating expenses to end-of-period assets	0.83%	1.01%	0.82%	0.98%

Capital ratios:

Total capital to risk-weighted assets	14.74%	11.38%	14.74%	11.38%

Tier I capital to risk-weighted assets	13.82%	10.40%	13.82%	10.40%

Tier I capital to average assets	7.71%	5.79%	7.71%	5.79%

Equity-to-assets ratio	7.48%	5.89%	7.48%	5.89%

Other selected data:

Branch offices	51	35	51	35

Number of employees	1,078	1,001	1,078	1,001

(1)	The return on average assets is computed by dividing net income by average total assets for the period. The return on average common stockholders’ equity is computed by dividing net income less preferred stock dividends by average common stockholders’ equity.